EXHIBIT 10.2

NEXTEL COMMUNICATIONS, INC.

Deferred Shares Agreement
(Nonaffiliate Director)

     WHEREAS,            (the “Grantee”) is a Nonaffiliate Director of Nextel Communications, Inc. (the “Company”); and

     WHEREAS, the execution of the Deferred Shares Agreement (the “Agreement”) in the favor of the Grantee in the form hereof has been authorized by a resolution of the Board of Directors of the Company that was duly adopted effective as of           (the “Date of Grant”);

     NOW, THEREFORE, pursuant to the Company’s Amended and Restated Incentive Equity Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby grants to the Grantee the right to receive           shares (the “Deferred Shares”) of the Company’s Class A Common Stock, par value $.001 per share.

     1. Vesting of Deferred Shares.

(a) Subject to the terms and conditions of Sections 1(b) and 2 hereof, the Grantee’s right to receive the Deferred Shares shall vest and become non-forfeitable on           , the one-year anniversary of the Date of Grant (such date being referred to hereinafter as a “Deferred Vesting Date” and the period from the Date of Grant to the Deferred Vesting Date being hereinafter referred to as the “Deferral Period”).

(b) Notwithstanding the foregoing, if Grantee is subject to the policies of the Company permitting transactions in equity securities of the Company to be effected only during designated “window periods”, or if Grantee is otherwise subject to a “trading ban” or similar restrictions that would prevent resales of the Deferred Shares on the Deferred Vesting Date, then unless the Grantee otherwise advises the Company in writing, the “Deferred Vesting Date” for the Deferred Shares shall be (in lieu of the date specified above) the first date following the date specified above on which such Grantee would be permitted to effect resales of Deferred Shares in compliance with applicable Company policies and/or law (as appropriate).

(c) Notwithstanding the provisions of Section 1(a) hereof, if the Grantee dies, becomes permanently disabled or ceases to be a Nonaffiliate Director of the Company or there is a Change of Control, prior to the end of the Deferral Period, the Grantee’s right to receive all or any portion of the Deferred Shares shall become vested and non-forfeitable as of such date.

(d) Notwithstanding the provisions of Section 1(a) hereof, the Board in its sole discretion may determine that all of the Deferred Shares shall have become vested and non-forfeitable under certain circumstances it deems appropriate.

(e) Notwithstanding any other provision of this Agreement, in the event that the Grantee commits an act that the Board determines to have been intentionally committed and to be materially adverse to the interests of the Company or a Subsidiary, the Grantee’s right to receive those of the Deferred Shares that have not previously become vested and non-forfeitable shall be forfeited automatically and without further notice at the time of that determination.

     2. Issuance of Deferred Shares. Subject to the terms and conditions of Section 4 hereof, the Deferred Shares shall be issuable to the Grantee at the time and to the extent that they become vested and non-forfeitable in accordance with Section 1 hereof.

     3. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws in connection with the issuance of the Deferred Shares to Grantee as contemplated herein; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Deferred Shares hereunder if the issuance thereof would result in a violation of any such law.

     4. Transferability.

(a) The Grantee’s right to receive the Deferred Shares shall not be transferable by the Grantee except by will or the laws of descent and distribution, or as otherwise contemplated by, and in compliance with the applicable provisions of, the Plan and this Agreement.

(b) Upon issuance of the Deferred Shares pursuant to the terms of Section 2 hereof, the Deferred Shares shall not be transferable by the Grantee prior to the one-year anniversary of the Deferred Vesting Date. Notwithstanding the foregoing, if the Grantee dies, becomes permanently disabled or ceases to be a Nonaffiliate Director of the Company or there is a Change of Control, prior to the one-year anniversary of the Deferred Vesting Date, the Deferred Shares shall become transferable by the Grantee as of the date of the Grantee’s death, permanent disability or cessation of service as a Nonaffiliate Director or as of the date of a Change of Control.

     5. Anti-Dilution/Anti-Expansion Adjustments. In the event of any change in the capital structure of the Company as a result of any stock dividend, stock split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or other similar corporate transaction or event, the Board may in its sole discretion make such adjustments in the number of Deferred Shares granted hereunder as it may in good faith deem necessary in order to prevent the dilution or expansion of the rights of the Grantee hereunder, and any and all such adjustments that may be made by the Board shall be final and binding.

     6. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any issuance or transfer hereunder of Deferred Shares to the Grantee or his or her estate, as the case may be, it shall be a condition to such issuance or transfer that the Grantee or his or her estate pay, or make arrangements satisfactory to the Company for the payment of, the balance of any such taxes.

     7. Right to Remove from the Board. No provision of this Agreement shall limit in any way whatsoever any right that the stockholders have under Delaware General Corporation Law to remove the Nonaffiliate Director in accordance with the provisions thereof.

     8. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee hereunder without the Grantee’s consent.

     9. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

     10. Governing Law. This Agreement is made in, and shall be construed in accordance with, the laws of the State of Delaware.

     11. Capitalized Terms. Capitalized terms that are used but not defined herein are used herein as defined in the Plan.

     This Agreement is executed by the Company on this            day of                , 20          .

NEXTEL COMMUNICATIONS, INC.

Christie Hill
Corporate Secretary

     The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Deferred Shares, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Grantee

Date:

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